THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

(“COMPANY”)

ENDORSEMENT TO COMPLY WITH SECURE ACT AND CARES ACT AND TO MAKE RELATED CHANGES

This Endorsement becomes a part of the annuity contract or certificate (collectively, “Contract”) to which it is attached. Notwithstanding any provision in the Contract to the contrary, in the event of a conflict between any provision in this Endorsement and the Contract as of the date of this Endorsement, the provisions of this Endorsement will prevail. The manner in which benefits and values are described in the Contract is not modified by this Endorsement unless indicated herein. This Endorsement applies to Qualified and Non-qualified Contracts, unless otherwise specified below. The Company reserves the right to amend this Endorsement by notice to You in order for the Company to comply with or conform to any changes in the federal tax law, including changes in the Internal Revenue Code (“the Code”), Income Tax Regulations, and administrative rulings.

Subject to the terms and conditions set forth below, this Endorsement has been issued as a result of the Setting Every Community Up for Retirement Enhancement Act (“SECURE Act”) and the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), referred to collectively as “the Acts,” and describes any impact to Your Qualified Contract. This Endorsement is effective upon Contract issuance, or if later, upon receipt by the Contract Owner; provided, however, that certain provisions may be retroactively effective to January 1, 2020 for Qualified Contracts, where required to comply with the requirements of the Acts.

Capitalized terms in this Endorsement have the meanings as defined herein. Capitalized terms within this Endorsement that are not defined in this Endorsement are defined or otherwise described in the Contract to which this Endorsement is attached, including other endorsements or any riders attached to such Contract.

For Inquiries Call: [1-800-445-7862]

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Endorsement Definitions	[Pages 2-3]

Endorsement Provisions	[Page 4]

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ENDORSEMENT DEFINITIONS

For purposes of this Endorsement, the following definitions apply:

CONTRACT OWNER, OR OWNER

The Contract Owner is the owner of the individual contract, or the certificate holder (participant under the plan) of the group annuity certificate.

BENEFICIARY(IES)

In addition to the limitations and restrictions included in the Contract associated with any definitions and/or provisions applicable to beneficiary(ies), Beneficiary(ies) is the natural person(s) or agent(s) acting on behalf of natural person(s), or the non-natural entity that will receive the death benefit under the Contract upon the Owner’s death (or the Annuitant’s death, as applicable to Your Contract).

DESIGNATED BENEFICIARY(IES)

A Designated Beneficiary(ies) is a natural person(s), or agent(s) acting on behalf of natural person(s), named as the Beneficiary(ies) by the deceased Owner of the Contract. For purposes of Qualified Contracts, the reference herein is to those Designated Beneficiary(ies).

ELIGIBLE DESIGNATED BENEFICIARY(IES)

Eligible Designated Beneficiary(ies) include Designated Beneficiary(ies) of a Qualified Contract where the death of the Owner occurred after December 31, 2019 and the Designated Beneficiary(ies) is the following:

●	The Owner’s surviving spouse[
●

Minor child of the deceased Owner (provided, however, that upon attainment of the age of majority, either prior to or after the Owner’s death, such child shall cease to qualify as an Eligible Designated Beneficiary(ies))

●	Disabled individual
●	Chronically ill individual or
●	Other Designated Beneficiary(ies) if they are not more than 10 years younger than the deceased Owner].

Application of this definition is subject to any requirements imposed under the SECURE Act and/or under applicable regulatory guidance.

QUALIFIED CONTRACT

A Qualified Contract is an annuity that is generally (but is not limited to) an annuity purchased with pretax dollars. These contracts include those generally purchased under an employer-sponsored retirement plan/arrangement or an Individual Retirement Annuity (“IRA”), including Roth IRAs (which are purchased with after-tax dollars). Employer-sponsored retirement plans/arrangements include:

●	Tax-Sheltered Annuities (also referred to as 403(b) annuities)
●	Plans of self-employed individuals (often referred to as H.R. 10 Plans or Keogh Plans)
●	401(a) pension and profit sharing plans, including 401(k) plans
●	Governmental 457(b) plans

NON-QUALIFIED CONTRACT

A Non-qualified Contract is an annuity that is generally purchased with after-tax dollars and is not part of, or purchased under an employer-sponsored retirement plan/arrangement or an IRA (of any type).

REQUIRED DOCUMENTATION

Required Documentation must be received by the Company and includes the following items: (a) due proof of death of the Owner or Annuitant (such as a certified copy of a death certificate), as applicable; (b) an election form specifying the death benefit payment option selected; and (c) any other documentation that the Company may reasonably require, to pay the death benefit.

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YOU, YOUR

You, Your refers to the Contract Owner.

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ENDORSEMENT PROVISIONS

REQUIRED MINIMUM DISTRIBUTIONS (RMDs) FROM QUALIFIED CONTRACTS

RMD requirements under the Contract may be waived to the extent permitted under applicable law and, if applicable, the employer-sponsored retirement plan/arrangement under which the Contract is issued, subject to any otherwise applicable Contract provision governing distribution amount, frequency, or elections.

REQUIRED BEGINNING DATE FOR RMDs FROM QUALIFIED CONTRACTS

If You were born after June 30, 1949, and were not otherwise required to commence RMDs prior to January 1, 2020, the age at which such RMDs must commence is age 72. However, if You were born prior to July 1, 1949, the age at which such RMDs must commence is 70 1⁄2.

IRA MAXIMUM CONTRIBUTION AGE FOR QUALIFIED CONTRACTS

Beginning with tax year 2020, Qualified Contract Owners who are age 70 1⁄2 or older may make IRA contributions to the Contract without regard to the prior Code provision prohibiting contributions beginning at age 70 1⁄2. Such contributions shall, however, remain subject to all other applicable rules, limitations and restrictions in the Code and/or in the Contract.

DEATH OF OWNER OR ANNUITANT (as applicable to Your Contract)

Provisions Applicable to Qualified and Non-Qualified Contracts

Before the distribution of the Owner’s entire interest in the Contract and upon the death of the Owner (or Annuitant, as applicable to Your Contract) the Beneficiary(ies) may, upon receipt of all Required Documentation, collect the death benefit in the form of one of the payment options available under the Contract, or under this Endorsement if Your Contract is Qualified. If an annuity income payment option is desired, an option must be elected within 60 days of the Company’s receipt of all Required Documentation.

Designation of Beneficiary(ies) Death Benefit

Any reference to “unless You have previously designated a payment option on behalf of the Beneficiary” in the Contract is hereby deleted. Therefore, the Owner cannot designate a death benefit payment option on behalf of the Beneficiary(ies).

Additional Provisions for Qualified Contracts When the Owner or Annuitant (as applicable to Your Contract) Dies After December 31, 2019

Except as otherwise permitted by the Code, the terms of a governmental and/or collectively bargained plan, the terms of the Contract, and as specified on the death claim form, if the Owner dies before the distribution of the Owner’s entire interest and the Beneficiary is a Designated Beneficiary(ies), the following provisions apply.

(1)

In general. Subject to the exception for an Eligible Designated Beneficiary(ies) in paragraph (2), the entire interest will be distributed within a period not exceeding that permitted by federal tax law.

(2)

Exception for Eligible Designated Beneficiary(ies). If any portion of the Owner’s interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed (in accordance with applicable federal tax law):

(I)

over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of the Owner’s death or the end of the calendar year in which the Owner would have attained age 72, if later and the Eligible Designated Beneficiary is the surviving spouse of the Owner; or

(II)	within a period not exceeding that permitted by federal tax law.

(3)	Rules upon death of an Eligible Designated Beneficiary.

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(I)

If an Eligible Designated Beneficiary dies before the portion of the Owner’s interest to which this section applies is entirely distributed, the exception under paragraph (2)(I) shall not apply to any Beneficiary of such Eligible Designated Beneficiary and the remainder of such portion shall be distributed within a period not exceeding that permitted by federal tax law after the death of such Eligible Designated Beneficiary.

(II)

If the Eligible Designated Beneficiary is the surviving spouse of the Owner and the surviving spouse dies before distributions to such spouse under paragraph (2)(I) begin, this paragraph ((3)(II)) shall be applied as if the surviving spouse was the Owner.

(4)

(a) If annuity income payments commence while the Owner or Designated Beneficiary is alive, the payment duration or amount of annuity income payments may need to be modified after the death of the Owner or Designated Beneficiary(ies) as necessary to comply with provisions (1) through (3) above.

(b) The Company may make such modifications by:

(i)

Paying the remaining annuity payments for the maximum term permitted under paragraph (1) above, then paying, in a single sum at the end of such maximum term, [95%] of the cost of an annuity that would provide any remaining guaranteed payments. This cost will be calculated using our annuity rates in effect on the date of death of the Owner or Designated Beneficiary, as applicable.

If current annuity rates are not available, the applicable rate shall be based on the highest yielding U.S. Treasury Bond available which most closely corresponds to the applicable date and period, plus 1%.

(ii)	Any other alternative mutually agreed upon by the Company and the beneficiary.

Any alternative under this subsection (b) shall be applied in a manner consistent with the requirements of applicable laws and regulations.

SPECIAL DISTRIBUTIONS FOR QUALIFIED CONTRACTS UNDER THE ACTS OR FUTURE ACTS

Qualifying distributions for a qualified birth or adoption, or pursuant to the CARES Act or a future act, may be made from the Contract, and, if applicable, may qualify for a waiver of an otherwise applicable 10% additional federal tax. Distributions and redeposits under this paragraph are subject to the rules governing such distributions, the terms of the Contract, and, if applicable, the terms of any employer-sponsored retirement plan/arrangement under which the Contract is held.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

Signed for the Company to be effective as of the later of January 1, 2020 or the Contract Date.

© American International Group, Inc. All Rights Reserved.

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